EXHIBIT 10.2

As of March 31, 2011

Wendy's/Arby's Group, Inc.
1155 Perimeter Center W
Atlanta, GA 30338

Ladies and Gentlemen:

Reference is made to the Agreement, dated as of June 10, 2009 (the "Services Agreement"), between Trian Fund Management, L.P. ("Trian Partners") and Wendy's/Arby's Group, Inc. (the "Company"), pursuant to which Trian Partners assists the Company with certain strategic services, and the Liquidation Services Agreement, dated as of June 10, 2009 (the "Liquidation Services Agreement"), between the Company and Trian Partners. As we have previously advised you, this letter confirms that Trian Partners irrevocably disclaims any right to receive in the future (i) any fee contemplated by Section 4(b) of the Services Agreement and (ii) the fee set forth in the second sentence of Section 3 of the Liquidation Services Agreement.

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, LLC, its
    general partner

By:    /s/ Peter W. May
Name: Peter W. May
Title: Member